Exhibit 10.52

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), entered into this 27th day of February, 2018, by and between Envision Healthcare Corporation, a Delaware corporation with its principal place of business at 1A Burton Hills Boulevard, Nashville, Tennessee 37215 ("Company"), and Craig A. Wilson ("Officer").
WITNESSETH:

1.	EMPLOYMENT. The Company employs Officer and Officer hereby accepts employment under the terms and conditions hereinafter set forth.

2.
DUTIES. Officer is engaged as the Senior Vice President and General Counsel of the Company. His powers and duties in that capacity shall be those normally associated with the position of Senior Vice President and General Counsel and as determined from time to time by the Chief Executive Officer and/or the Board of Directors of the Company. During the term of this Agreement, Officer shall also serve without additional compensation in such other offices of the Company and its subsidiaries to which he may be elected or appointed by the Board of Directors.

3.
TERM. Subject to provisions of termination as hereinafter provided, the initial term of Officer's employment under this Agreement shall terminate on December 31, 2018. On each December 31 during the term of this Agreement, commencing on December 31, 2018, unless the Company notifies Officer, pursuant to the following paragraph, that his employment under this Agreement will not be extended, his employment under this Agreement shall automatically be extended for a one (1) year period on the same terms and conditions as are set forth herein.

If the Company elects not to extend Officer's employment under this Agreement, it shall do so by notifying Officer in writing not less than sixty (60) days prior to the applicable December 31 of this Agreement. If the Company does not elect to extend Officer's employment under this Agreement other than for Cause (as hereinafter defined), Officer shall be considered to have been terminated without Cause upon the expiration of his employment, and Officer will receive the payments and benefits set forth in Section &_hereof.

4.	COMPENSATION.

a.
For all duties rendered by Officer, the Company shall pay Officer a minimum base salary of $480,000 per year, payable in equal bi-weekly installments. In addition thereto, each year, beginning in January 2019, Officer's compensation will be reviewed by the Compensation Committee of the Board of Directors (the "Committee"), and after taking into consideration performance and any other factors deemed relevant, the Committee may, in its sole discretion, increase Officer's salary. Officer will be eligible to receive an annual short-term cash incentive payment on the terms and conditions approved by the Committee.

b.	All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

c.
The Company shall pay the reasonable expenses incurred by Officer in the performance of his duties under this Agreement (or shall reimburse Officer on account of such expenses paid directly by Officer) in accordance with the Company's policies and procedures. Any such reimbursement of expenses shall be made by the Company promptly upon or as soon as reasonably practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Officer's taxable year following the taxable year in which the expense is incurred by Officer); provided, however, that upon Officer's termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date (as such term is defined below)_to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of l 986, as amended (the "Code''). In no event shall any reimbursement be made to Officer for such expenses after the later of (i) the first anniversary of the date of Officer's death or (ii) December 31 of the calendar year following the year of the Officer's termination of employment with the Company (other than by reason of Officer's death).

d.
Officer shall be eligible to receive such equity incentive awards under the Company's equity incentive plans as may be approved from time to time by the Committee. Any such awards shall be subject to such vesting and other terms and conditions as shall be approved by the Committee.

5.
EXTENT OF SERVICE. Officer shall devote substantially his entire time, attention and energies to the business of the Company and shall not during the term of this Agreement take an active role in any other business activity without the prior written consent of the Company; but this shall not prevent Officer from making real estate or other investments of a passive nature or devoting time to charitable and non-profit activities, and service as a director on the board(s) of directors of companies other than the Company in a manner that does not interfere with the performance of his duties to the Company; provided, however, that Officer shall not serve on the board of directors of more than one public company other than the Company and shall not serve on the board of directors of any direct competitor of the Company.

6.	DISABILITY. In the event Officer shall become disabled as defined in Treasury Regulation 1.409(A)-3(i)(4) ("Disability"), the Company shall provide the following payments and benefits:

a.	The Accrued Rights (as defined in Section 7(a) below);

b.
If Officer’s employment is terminated following the end of a fiscal year and prior to the payment date for the bonus described in Section 4(a), if any, that Officer would have been entitled to receive with respect to such completed fiscal year, based upon the Company’s actual results, the Company shall pay to Officer, at the time such bonus is paid to other executives of the Company according to the terms of the applicable bonus program adopted by the Company, the amount of such bonus described in Section 4(a), if any, that Officer would have been entitled to receive with respect to such completed fiscal year had Officer’s employment not terminated prior to the payment date for such bonus; and a pro rata portion of the bonus described in Section 4(a), if any, that Officer would have been entitled to receive for the fiscal year in which the Disability Payment Date (as defined below) occurs, based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the Disability Payment Date, payable to Officer pursuant to Section 4(a) had Officer’s employment not terminated, which pro-rata bonus shall be paid at the time such bonus is paid to other executives of the Company according to the terms of the applicable bonus program adopted by the Company; and

c.
Through insurance or on its own account coverage for Officer that will provide payment of Officer's full salary and benefits for six (6) months, with (i) the payment of Officer's salary to commence within thirty (30) days (with the date of such initial payment(s) determined by the Company in its sole discretion) of the Disability Payment Date (as defined below) and

(ii) such payments being paid on the same terms and with the same frequency as Officer's salary was paid prior to such incapacity or illness; provided, that upon completion of each full calendar year of employment commencing January 1, 2017, Officer shall be entitled to one additional month of his salary and benefits payable under this Section 6(b); provided, that in no event shall Officer be entitled to receive his full salary and benefits for a period in excess of twelve (12) months. For the period beyond six (6) months (or such longer period as salary and benefits are provided as described in the prior sentence), the Company shall provide such benefits to Officer as is then available to Officer in accordance with Company policy. To the extent that payments are received from Worker's Compensation or other Company paid disability plans, the Company's obligations will be reduced by amounts so received.

The date on which it is determined that Officer is Disabled is referred to herein as the "Disability Payment Date."

7.	TERMINATION FOR CAUSE.

a.
The Company may terminate Officer's employment for Cause, without any further liability hereunder to Officer, except that Officer shall be entitled to (i) payment of all accrued but unpaid salary through the date of termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Officer is entitled to reimbursement in accordance with Section 4(c), and (iii) benefits to which the Officer is entitled as of the date of termination of employment under the terms of applicable benefit plans and programs (the "Accrued Rights").

b.
For the purposes of this Agreement, the Company shall have "Cause" to terminate Officer's employment based upon the following grounds (i) a felony conviction of Officer or the failure of Officer to contest prosecution for a felony, (i i) conviction of a crime involving moral turpitude, or (iii) willful and continued misconduct or gross negligence by Officer in the performance of his duties as an officer after written notice from the Company that reasonably identifies the manner in which the Company believes that he has committed gross negligence or willful misconduct and the failure by Officer to cure such failure with in forty-five (45) days after delivery of such notice. For purposes of this Section 7, "willful" shall be determined by the Board of Directors of the Company. In making such determination, the Board of Directors of the Company shall not act unreasonably or arbitrarily and no act or omission by Officer shall be deemed willful if taken by Officer in a good faith belief that such act or omission to act was in the best interests of the Company or if done at the express direction of the Board.

c.	Prior to making a determination to terminate the Officer's employment for Cause, Officer shall have the opportunity, together with his counsel, to be heard before the Board of Directors.

8.
TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. Officer's employment under this Agreement may be terminated by the Company at any time without Cause or by the Officer for Good Reason (as defined in Section 18). In the event Officer's employment under this Agreement is terminated by the Company without Cause or by the Officer for Good Reason, the Company shall pay Officer the following payments and benefits:

a.	The Accrued Rights.

b.	Two years of annual base salary as of the date of the Officer's Separation from Service payable to the Officer on a bi-weekly basis over two calendar years.

c.
If Officer’s employment is terminated following the end of a fiscal year and prior to the payment date for the bonus described in Section 4(a), if any, that Officer would have been entitled to receive with respect to such completed fiscal year, based upon the Company’s actual results, the Company shall pay to Officer, at the time such bonus is paid to other executives of the Company according to the terms of the applicable bonus program adopted by the Company, the amount of such bonus described in Section 4(a), if any, that Officer would have been entitled to receive with respect to such completed fiscal year had Officer’s employment not terminated prior to the payment date for such bonus; and a pro rata portion of the bonus described in Section 4(a), if any, that Officer would have been entitled to receive for the fiscal year in which the termination of employment occurs, based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to Officer pursuant to Section 4(a) had Officer’s employment not terminated, which pro-rata bonus shall be paid at the time such bonus is paid to other executives of the Company according to the terms of the applicable bonus program adopted by the Company.

d.
Officer shall also continue to be covered under health and life insurance plans of the Company for six (6) months; provided, that upon completion of each full calendar year of employment commencing January 1, 2018, Officer shall be entitled to one additional month of coverage under health and life insurance plans of the Company under this Section 8(c); provided, that in no event shall Officer be entitled to coverage under health and life insurance plans of the Company for a period in excess of twelve (12) months, or the Company shall provide the economic equivalent thereof if such continuation is not permissible under the terms of the Company's insurance plans.

Benefits due under Section 8 shall be payable (or commence) within sixty (60) days of the Officer's Separation from Service, with the date of such payment determined by the Company in its sole discretion in accordance with Section 10 below. Receipt by Officer of the payment and other benefits under this Section 8 shall be subject to Officer's execution and delivery, pursuant to the terms of Section 10 below, to the Company of a General Release in form and substance reasonably acceptable to the Company and Officer.

9.
TERMINATION BY OFFICER WITHOUT GOOD REASON. Officer may terminate his employment under this Agreement at any time other than for Good Reason (as defined in Section 18 herein) upon the provision of sixty (60) days prior written notice to the Company. In such event, the Company shall pay Officer the Accrued Rights, and officer shall not be entitled to any other benefits under this Agreement following the date of termination of this employment with the Company. In the event Officer gives notice of his intent to terminate his employment other than for Good Reason, the Company may elect to waive the period of notice or any portion thereof and accept Officer's resignation prior to the end of the notice period.

10.
COORDINATION WITH RELEASE. Notwithstanding any provision herein to the contrary, the provisions of this Section 10 shall apply to the payment of benefits under Section 8 (the "Severance Payments"). The Severance Payments shall be made only if Officer shall have executed, on or prior to the Release Expiration Date (as defined below), a General Release in form and substance reasonably acceptable to the Company and Officer (the "Release") and any waiting periods contained in the Release shall have expired. In any instance where the execution of a Release is required, the Company shall deliver the Release to the Officer within eight (8) days following the date of the Officer's Separation from Service. If Officer fails to execute and deliver the Release on or prior to the Release Expiration Date or timely revokes Officer's acceptance of the Release thereafter, Officer shall not be entitled to any Severance Payments. The Severance Payments shall be made immediately upon the expiration of any waiting periods contained in the Release, or if no waiting periods are applicable, within two (2) business days following Officer's execution and delivery of the Release to the Company; provided, however, notwithstanding anything herein to the contrary, in any case where the date the Separation from Service and the Release Expiration Date fa)l in two separate taxable years, any Severance Payments that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes of this Section 10, the "Release Expiration Date" shall mean the later of (i) the date of the Officer's Separation from Service, and (ii) the date that is twenty-one (21) days following the date on which the Company timely delivers a Release to the Officer for the Officer's execution, or in the event that the Officer's Separation from Service is "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

11.	RESTRICTIVE COVENANTS.

a.
Confidential Information. Officer agrees not to disclose, either during the time he is employed by the Company or following the termination of his employment at the Company, any confidential information concerning the Company, including, but not limited to, strategies, customer lists, business plans, contract terms, financial costs, sales data, or business opportunities whether for existing, new or developing businesses.

b.
Non-Compete. Officer and the Company acknowledge that generally attorneys cannot be bound by non-compete covenants with respect to performing legal services. However, the Company and Officer acknowledge that Officer has performed, and will continue to perform, non-legal services for the Company in the course of his employment. For a period of two (2) years following the date of the termination of Officer's employment with the Company other than in the event of a termination by the Officer for Good Reason, with respect to performing non-legal services, Officer agrees that he will not, either as an individual for his own account, as a partner or joint venturer, or as an employee, agent, officer, director, consultant, owner or otherwise, without the written consent of the Company, own, finance, operate, manage, design, build, solicit prospects for or otherwise enter into or engage in any phase of:

i.	the ambulatory surgery business;

ii.
any business, the products, services, or activities of which include the provision of medical services, including without limitation, the provision of anesthesia services, pain management services, emergency medicine services, gynecological and obstetrical services, primary medical care services, hospitalist services, neonatology services, women's and children's services, pediatric services, perinatology services and radiology services;

iii.	any business, the products, services, or activities of which include the provision of medical services to patients, health maintenance organizations, preferred payer organizations, third party payors, IPAs, PHOs, MSOs, PSOs (or similar arrangements), employers, labor unions, hospitals, clinics, ambulatory surgery centers, Medicare intermediaries and Medicaid intermediaries;

iv.	any home health or hospice business or activities related thereto;

v.
any business the products, services, or activities of which include the provision of administrative services for medical services, including without limitation, quality assurance services, utilization management services, billing services, recruitment services and medical management information services;

vi.
any other activity, product, services or line of business which are competitive with the activities, products, services or lines of business of the Company or any of its subsidiaries or affiliates    on the date of termination of Officer's employment with the Company; in the case of each of (i) through (vi) above in any state within the United States or in any foreign country or territory in which the Company or any of its subsidiaries, parents, or affiliates conducts business as of the date of termination of Officer's employment with the Company. For purposes of Sections 11(b)(i) through (vi) above, references to the Company shall include all subsidiaries and affiliates of the Company.

c.
No-Solicitation. Upon termination or expiration of his employment, whether voluntary or involuntary, Officer agrees not to directly or indirectly solicit business of the type described in Sections 11(b)(i) through (vi) above from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, or from which the Officer knew or had reason to know that the Company was soliciting or going to solicit business at the time of Officer's termination, for a one-year period from the date of Officer's termination of his employment with the Company.

d.
Enforcement. Officer and the Company acknowledge and agree that any of the covenants contained in this Section 11 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude Company from other remedies which may be available to it.

e.
Termination. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 11 shall not terminate upon Officer's termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

12.
BENEFITS. In addition to the benefits specifically provided for herein, Officer shall be entitled to participate in all benefit plans maintained by the Company for employees generally according to the terms of such plans.

13.
NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Officer, or to its principal office in the case of the Company.

14.	WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

15.	ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

The Officer acknowledges that the services to be rendered by him are unique and personal, and the Officer may not assign any of his rights or delegate any of his duties obligations under this Agreement.

16.
ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to the matters addressed herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver change modification, extension or discharge is sought. This Agreement shall be governed by the laws of the State of Tennessee.

17.	HEADINGS. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

18.	DEFINITIONS. For purposes of this Agreement the following definitions shall apply:

a.	"Company" shall mean Envision Healthcare Corporation, any successor entity or their successors or assigns.

b.	"Good Reason" shall exist if:

i.	there is a material diminution in the nature or the scope of Officer's authority and responsibilities;

ii.
there is a material diminution in Officer's rate of base salary or target overall compensation (for reasons other than Company performance or stock price), un less such diminution affects all similarly situated employees in a like manner;

iii.	the Company changes the principal location in which Officer is required to perform services outside a one-hundred (100) mile radius of such location without Officer's consent; or

iv.	the Company engages in any other action or inaction that constitutes a material breach of this Agreement by the Company.
A termination under the circumstances listed above shall be for "Good Reason" only if (A) Officer notifies the Company of the existence of the condition that otherwise constitutes Good Reason within ninety (90) days of the initial existence of the condition, (B) the Company fails to remedy the condition within forty-five (45) days following its receipt of Officer's notice of Good Reason and (C) the Officer Separates from Service from the Company due to the condition within twelve ( 1 2) months of the initial existence of such condition.

c.
"Separation from Service" shall mean the date on which the Company and Officer reasonably anticipate that no further services will be performed after such date, or that the level of bona fide services Officer will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. Whether a Separation from Service occurs shall be interpreted consistent with Section 1.409A- l (h) of the U.S. Treasury Regulations.

19.
DELAY OF PAYMENTS. It is intended that (l) each installment of the payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code, and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations l.409A- l (b)(4),

I.409A-l(b)(9)(iii), and l.409A-l(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Officer's employment with the Company terminates or at such other time that the Company determines to be relevant, Officer is a "specified employee" (as such term is defined under Treasury Regulation l .409A-l(i)(l)) of the Company and that any payments to be provided to Officer pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(l)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code ("Section 409A Taxes") if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of Officer's Separation from Service with the Company, or, if earlier, the date of the Officer's death. Any payments delayed pursuant to this Section 21 shall be made in a lump sum on the first day of the seventh month following Officer's Separation from Service, or, if earlier, the date of the Officer's death (the "Section 409A Payment Date"). In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Officer participates during the term of the Officer's employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) such right to reimbursement or payment shall not be subject to liquidation or exchange for another benefit.

20.
HEALTH BENEFITS. The costs of the Company's portion of any post termination health or life insurance premiums due under this Agreement shall be included in the Officer's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code.

21.
DEEMED RESIGNATION. In the event Officer's employment under this Agreement is terminated for any reason, unless otherwise determined by the Board of Directors of the Company, Officer shall be deemed, without any further action on the part of Officer, to have automatically resigned as a director of the Company and as an officer and director, if applicable, of all subsidiaries of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

Company:
ENVISION HEALTHCARE CORPORATION

By:	/s/ Christopher A. Holden	Date:	February 27, 2018
Name:	Christopher A. Holden
Title:	President and Chief Executive Officer

Employee:
	/s/ Craig A. Wilson	Date:	February 27, 2018
Craig A. Wilson